Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

April 30, 2008 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2008. On revenue of $436 million, Oceaneering generated net income of $41.3 million, or $0.74 per share. During the corresponding period in 2007, Oceaneering reported revenue of $344 million and net income of $33.2 million, or $0.60 per share.

Year-over-year, quarterly earnings increased nearly 25% due to growth in ROV and Inspection operating profits.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec 31,
	2008	2007	2007
Revenue	$435,815	$344,004	$481,611
Gross Margin	98,666	79,602	110,160
Operating Income	64,770	53,536	74,184
Net Income	41,279	33,166	45,482

Diluted Earnings Per Share	$0.74	$0.60	$0.81

Weighted Average Number of Diluted Shares	55,978	55,474	55,934

Sequentially, quarterly earnings declined due to a lower operating income performance by Subsea Projects. This was primarily attributable to a customary seasonal decline in demand for shallow water diving and deepwater vessel project services.

T. Jay Collins, President and Chief Executive Officer, stated, “We are delighted with our record first quarter earnings, which were at the high end of our guidance range. We continue to believe we will achieve record earnings for the fifth consecutive year on the strength of increasing demand for our services and products to support deepwater and subsea completion activity.

“Our ROV business achieved record operating income. Year-over-year, operating income increased over 50%. We improved our average revenue per day-on-hire and increased our days on hire as we grew our ROV fleet. During the quarter we put two new vehicles into service to meet growing market demand. At the end of March 2008 we had 212 ROVs in our fleet, compared to 193 ROVs a year ago.

“Subsea Products operating income for the quarter was comparable to the first quarter of 2007 on an increase in revenue. The operating income margin was lower due to a different mix of specialty products and a lower profit contribution from our Multiflex umbilical operation. During the quarter we acquired, for approximately $45 million, a rental provider of specialized subsea dredging and excavation equipment to expand our ROV tooling suite. At quarter-end our backlog was $353 million, up slightly from December 31, 2007.

“Subsea Projects operating income, as expected, declined year-over-year. This was attributable to expenses incurred this quarter in drydocking two of our vessels and a $3.5 million gain on the sale of an ROV support vessel in the first quarter of 2007.

“Inspection operating income more than doubled over the first quarter of 2007. This was due to our success in securing new contracts and improving pricing, which resulted in increased sales at higher margins.

“In summary, we had a great first quarter and anticipate achieving higher EPS during the remaining quarters of this year. For the balance of 2008 we do not expect to maintain the exceptional ROV operating income margin achieved in the first quarter and we continue to project a significant increase in specialty product sales and Multiflex umbilical plant throughput.

“Our overall business outlook for 2008 remains excellent as we continue to forecast record EPS in the range of $3.50 to $3.80. During the first quarter our ROV business achieved results better than we had anticipated and Subsea Products performed below our expectation. As a result, we are raising our ROV operating income growth range to $30 million to $40 million, from $25 million to $35 million, and lowering our Subsea Products operating income growth range to $25 million to $35 million, from $30 million to $40 million. For the second quarter of 2008 we are forecasting EPS of $0.86 to $0.94, including an expected $2.0 million pre-tax gain on the sale of the production barge San Jacinto.

“Looking beyond 2008, we anticipate demand for our deepwater services and products will continue to rise and, consequently, believe our business prospects for the next several years are excellent.”

Statements in this press release that express a belief, expectation, or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: belief of achieving record earnings for the fifth consecutive year on the strength of increasing demand; anticipation of achieving higher EPS during the remaining quarters of 2008; expectation of not being able to maintain the ROV operating income margin achieved in the first quarter; projection of a significant increase in specialty product sales and Multiflex umbilical plant throughput; forecasted annual 2008 EPS range; forecasted second quarter 2008 EPS range including an expected gain on the sale of the San Jacinto; projection of ROV and Subsea Products operating income growth ranges; anticipation that demand for its deepwater services and products will continue to rise; and belief that its business prospects for the next several years are excellent. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for May 1, 2008 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2008	Dec. 31, 2007
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $31,253 and $27,110)	$694,535	$670,569
Net Property and Equipment	681,019	638,107
Other Assets	247,933	222,764

TOTAL ASSETS	$1,623,487	$1,531,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$327,977	$338,975
Long-term Debt	245,000	200,000
Other Long-term Liabilities	83,563	77,155
Shareholders’ Equity	966,947	915,310

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,623,487	$1,531,440

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007	Dec. 31, 2007
	(in thousands, except per share amounts)
Revenue	$435,815	$344,004	$481,611
Cost of Services and Products	337,149	264,402	371,451

Gross Margin	98,666	79,602	110,160
Selling, General and Administrative Expense	33,896	26,066	35,976

Income from Operations	64,770	53,536	74,184
Interest Income	131	115	630
Interest Expense	(3,309)	(3,130)	(3,831)
Equity earnings of unconsolidated affiliates, net	841	1,189	767
Other Income (Expense), net	1,074	32	(1,778)

Income before income taxes	63,507	51,742	69,972
Provision for Income Taxes	22,228	18,576	24,490

Net Income	$41,279	$33,166	$45,482

Diluted Earnings per Share	$0.74	$0.60	$0.81
Weighted average number of common shares and equivalents	55,978	55,474	55,934

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007	Dec. 31, 2007
	($ in thousands)
Remotely Operated Vehicles
Revenue	$144,729	$113,330	$145,945
Gross margin	$48,629	$32,683	$47,563
Operating income	$41,497	$27,493	$40,259
Operating margin %	29%	24%	28%
Days available	19,232	17,009	19,024
Utilization	80%	85%	87%

Subsea Products
Revenue	$138,518	$104,871	$154,569
Gross margin	$32,594	$28,993	$33,568
Operating income	$20,717	$20,624	$21,421
Operating margin %	15%	20%	14%
Backlog	$353,000	$361,000	$338,000

Subsea Projects
Revenue	$47,614	$33,100	$73,088
Gross margin	$14,040	$15,573	$28,362
Operating income	$12,133	$14,070	$26,253
Operating margin %	25%	43%	36%

Inspection
Revenue	$59,551	$47,420	$58,667
Gross margin	$11,587	$6,682	$8,886
Operating income	$7,537	$3,481	$5,000
Operating margin %	13%	7%	9%

Mobile Offshore Production Systems
Revenue	$10,033	$11,024	$11,260
Gross margin	$2,670	$3,398	$(31)
Operating income (loss)	$2,254	$3,066	$(315)
Operating margin %	22%	28%	-3%

Advanced Technologies
Revenue	$35,370	$34,259	$38,082
Gross margin	$4,934	$5,875	$5,016
Operating income	$2,105	$3,926	$1,365
Operating margin %	6%	11%	4%

Unallocated Expenses
Gross margin	$(15,788)	$(13,602)	$(13,204)
Operating income	$(21,473)	$(19,124)	$(19,799)

TOTAL
Revenue	$435,815	$344,004	$481,611
Gross margin	$98,666	$79,602	$110,160
Operating income	$64,770	$53,536	$74,184
Operating margin %	15%	16%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$87,824	$50,718	$55,778
Depreciation and amortization	$26,499	$21,747	$25,110